Exhibit 10.34

AMERICAN STANDARD COMPANIES INC.
MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
February 2, 2005

Annual and Long Term Incentive Goals for Officers

2005 Incentive Goals

•	1.5% of 2005 segment income will determine the 2005 annual incentive pool for Officers.

•	2.0% of 2007 segment income will determine the 2005-2007 long-term incentive pool for Officers.

•	Allocation of awards:

•	Each incentive pool will be allocated 20% to the CEO and the remainder divided equally among the other Officers.

•	The Committee will apply negative discretion to each allocation to determine the final individual annual and long-term incentive awards for Officers.

•	Individual awards are limited by Omnibus Plan incentive plan maximums of $3.0M for AIP awards and $4.5M for LTIP awards.